STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The extension premium for the six million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2014.

Dated this 16th day of December, 2013

/s/ Randall S. Fillmore
Randall S. Fillmore Chief Compliance Officer

Trust	Total Assets 09/30/13	Minimum Bond Required

Aquila Funds Trust, consisting of:
Aquila Three Peaks High Income Fund	$304,341,410
Aquila Three Peaks Opportunity Growth Fund	71,208,217
	$375,549,627	$750,000

Aquila Municipal Trust, consisting of:
Aquila Churchill Tax-Free Fund of Kentucky	$243,301,269
Aquila Narragansett Tax-Free Income Fund	228,931,549
Aquila Tax-Free Fund of Colorado	293,078,525
Aquila Tax-Free Fund For Utah	382,851,288
Aquila Tax-Free Trust of Arizona	270,087,563
	$1,418,250,194	$1,250,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

The Cascades Trust	510,347,322	900,000

Hawaiian Tax-Free Trust	821,665,617	1,000,000

	$3,125,814,762	$4,000,000